Filed pursuant to Rule 433

Registration Statement 333-210338

Relating to Preliminary Prospectus Supplement dated March 7, 2017

FEDERATIVE REPUBLIC OF BRAZIL – FINAL PRICING TERMS

Issuer	Federative Republic of Brazil
Transaction	6.00% Global Bonds due 2026
Ratings*	Ba2 (neg)/BB (neg)/BB (neg) (Moody’s/S&P/Fitch)
Distribution	SEC Registered
Amount Issued	U.S.$1,000,000,000
Gross Proceeds	U.S.$1,072,130,000
Coupon	6.00% per annum, 30/360-day count basis, payable semi-annually
Maturity	April 7, 2026
Offering Price	107.213% of the principal amount, plus accrued interest totalling U.S.$26,166,666.67, or U.S.$26.17 per U.S.$1,000.00 principal amount of global bonds, from October 7, 2016 to, but not including, March 14, 2017, plus any additional accrued interest, if any, from March 14, 2017
Yield to Maturity	5.000% per annum
Reference Benchmark Bond	UST 2.250% due February 15, 2027
Benchmark Yield	2.516%
Reoffer Spread	248.4 bps
Underwriting Fee	0.250%
Interest Payment Dates	April 7 and October 7 of each year
First Interest Payment Date	April 7, 2017
Reopening	The global bonds constitute a further issuance of, and will form a single series with, the U.S.$1,500,000,000 in aggregate principal amount of Brazil’s 6.00% Global Bonds due 2026 issued on March 17, 2016.
Optional Redemption	The global bonds may be redeemed at the option of Brazil in whole or in part by paying a redemption price equal to the principal amount of the global bonds plus a Make-Whole Amount at the Treasury Rate plus 50 basis points, plus accrued interest on the principal amount of the global bonds to the date of redemption.
Pricing Date	March 7, 2017
Settlement Date	March 14, 2017 (T+5)
CUSIP / ISIN	105756 BX7 / US105756BX78
Denominations	U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof
Listing	Euro MTF Market Luxembourg
Joint Bookrunners	BNP Paribas Securities Corp. Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated
Underwriting Commitments (approximate)	BNP Paribas Securities Corp.: Citigroup Global Markets Inc.: Merrill Lynch, Pierce, Fenner & Smith Incorporated:	U.S.$333,334,000 U.S.$333,333,000 U.S.$333,333,000

There is a typographical error in the figure for Real GDP Growth for 2016 in “Selected Brazilian Economic Indicators” on page S-3 of the Preliminary Prospectus Supplement dated March 7, 2017. The figure erroneously included is 3.6%, but the correct figure is
-3.6%, reflecting a decline in real GDP during 2016, consistent with the disclosure elsewhere in that Preliminary Prospectus Supplement.

The Preliminary Prospectus Supplement dated March 7, 2017 accompanies this free-writing prospectus and is available from the SEC’s website at: http://www.sec.gov/Archives/edgar/data/205317/000119312517072624/d276702d424b5.htm .

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from your sales representative at BNP Paribas Securities Corp., calling toll-free +1-800-854-5674, at Citigroup Global Markets Inc., calling toll-free +1-800-831-9146, or at Merrill Lynch, Pierce, Fenner & Smith Incorporated, calling toll-free +1-800-294-1322.

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or other notice was automatically generated as a result of this communication being sent via Bloomberg or another email system.

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